Exhibit (a)(13)

NEWS RELEASE

Fujifilm Holdings Successfully Completes Tender Offer for SonoSite

Tokyo, Japan / New York, NY, U.S. – February 16, 2012 – FUJIFILM Holdings Corporation (TSE: 4901, hereinafter: Fujifilm), a diversified technology company that operates in healthcare, highly functional materials, and document solutions, announced today the successful completion of a tender offer through its indirect wholly-owned U.S. subsidiary Salmon Acquisition Corporation (hereinafter: Purchaser) for all outstanding shares of common stock of SonoSite, Inc. (NASDAQ: SONO, hereinafter: SonoSite) for $54 per share, net to the seller in cash, without interest and less any required withholding taxes.

The tender offer and withdrawal rights expired at 17:00 Eastern Standard Time on Wednesday, February 15, 2012. Computershare Inc., the depositary for the tender offer, has advised that, as of the expiration time 13,748,129 shares (including 2,093,508 shares subject to guarantees of delivery) were validly tendered and not withdrawn, representing approximately 97.39% of all outstanding shares of common stock of SonoSite. All shares that were validly tendered and not properly withdrawn have been accepted for purchase. Purchaser will promptly pay for such shares, at the offer price of $54 per share, net to the seller in cash, without interest and less any applicable withholding taxes.

Fujifilm intends to acquire the remaining outstanding shares of SonoSite common stock through a second-step merger, pursuant to which SonoSite will become a wholly-owned subsidiary of Fujifilm.  As a result of the merger, any shares of common stock of SonoSite not tendered will automatically be cancelled and converted into the right to receive the same $54 in cash per share, without interest and less any applicable withholding taxes, that was paid in the tender offer. In addition, following the merger, SonoSite’s common stock will cease to be traded on the NASDAQ Global Select Market, and SonoSite will no longer have reporting obligations under the Securities Exchange Act of 1934.  The second-step merger is expected to be completed in late March 2012 or thereafter.

Shigetaka Komori, President and CEO of Fujifilm, said: “We are very pleased with the support we have received from shareholders. Together with SonoSite we will be able to capture the significant growth opportunities arising from new application areas in point-of-care ultrasound diagnosis and treatment. We will further enhance our technological expertise to develop medical imaging devices that contribute to the improvement of medical diagnostics and quality of care for patients worldwide.”

-Ends-

MEDIA CONTACTS
FUJIFILM Holdings Corporation
Corporate Planning Division, Public Relations Group		+81-3-6271-2000
Kreab Gavin Anderson:	Tokyo	+81-3-5404-0640 (M. Hattori / D. Stawinoga)
	NY	+1-646-490-2767 (J. Goldman-Brown)

NOTES TO EDITORS

About FUJIFILM Holdings Corporation

FUJIFILM Holdings Corporation is the holding company of the Fujifilm Group having three operating companies such as FUJIFILM Corporation, Fuji Xerox Co., Ltd.  and Toyama Chemical Co., Ltd. under its umbrella. The group’s priority business fields are: medical/life sciences such as medical equipment, pharmaceuticals, functional skin care cosmetics and nutritional supplements; graphic arts such as printing materials and equipment; documents such as office equipment/printing; optical devices such as camera phone lens units; highly functional materials such as LCD materials; digital imaging such as digital cameras, digital printing, and Photobook.

About SonoSite, Inc.

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the company is represented by 14 subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This announcement contains certain “forward-looking statements” concerning Fujifilm and SonoSite. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies' abilities to control or estimate precisely, such as future market conditions, the behaviors of other market participants, the effects of the transaction making it more difficult to maintain existing relationships with employees, customers or business partners, and other business effects, including the effects of industry, economic or political conditions, and therefore undue reliance should not be placed on such statements. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the proposed acquisition of SonoSite by Fujifilm, such as: the timing of the merger; approval of the transaction by the shareholders of SonoSite; and satisfaction of various other conditions to the closing of the transaction. Actual results may differ materially from those in the forward-looking statements. For information regarding other related risks, please see the “Risk Factors” section of SonoSite’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent filings on Form 10-K and Form 10-Q.  SonoSite and Fujifilm assume no obligation to update these forward-looking statements, except as required pursuant to applicable law.

NOTE TO INVESTORS

In connection with the proposed merger, SonoSite will file an information statement and other related documents with the Securities and Exchange Commission (the “SEC”).  Shareholders of SonoSite are advised to read these documents and any other documents when they become available because they will contain important information.  Shareholders of SonoSite may obtain copies of these documents for free, when available, at the SEC’s website at www.sec.gov.  These and such other documents may also be obtained from SonoSite  by written request to Investor Relations, 21919 30th Drive S.E., Bothell, Washington 98021.